Amendment No. 8 to

Amended and Restated Transfer Agency and Services Agreement

This Amendment No. 8, effective November 20, 2020 (the “Effective Date”), is made to the Amended and Restated Transfer Agency and Services Agreement, dated January 20, 2014, as amended (the “Agreement”), between Centre Funds (the “Trust”) and ALPS Fund Services, Inc. (“ALPS”).

WHEREAS, the Trust and ALPS wish to amend the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	As of the Effective Date, Paragraph 24. (Notices) of the Agreement is deleted in its entirety and replaced with the following:

24.      Notices. Except as otherwise provided herein, all notices required or permitted under this Agreement or required by law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier; or (v) by electronic mail, to the relevant address listed below (or to such other address or number as a party shall hereafter provide by notice to the other parties). Notices shall be deemed effective when received by the party to whom notice is required to be given.

If to ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1000
Denver, CO 80203
Attention: General Counsel
E-mail: notices@ssinc.com

If to the Trust:

Centre Funds
48 Wall Street, Suite 1100
New York, NY 10005
Attention: President
E-mail: jabate@centreasset.com

2.	As of the Effective Date, Appendix B (Transfer Agency Services) of the Agreement is deleted in its entirety and replaced with the Appendix B (Transfer Agency Services) attached hereto and incorporated by reference herein.

3.	As of the Effective Date, the following fees are added to the Transfer Agency Services section of the Fee Schedule (Compensation) of the Agreement:

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MFPSII Service Fees:

One Time Set Up Fee: $2,000

Annual Maintenance Fee:

Number of CUSIPs	Annual Fee
0-10	$2,000
11-20	$3,200
21-50	$3,600
51-100	$5,000
101+	$8.000

4.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. All capitalized terms herein shall have the same meaning as ascribed to them in the Agreement. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and year first above written.

CENTRE FUNDS		ALPS FUND SERVICES, INC.

By:		By:
Name:	James A. Abate	Name:	Michael Sleightholme
Title:	President	Title:	Authorized Representative

Appendix B

Transfer Agency Services

Transfer Agency

●	Establish and maintain shareholder accounts

●	Process and record purchase and redemption orders
●	Process dividends and capital gain distributions

●	Perform NSCC processing

●	Produce and mail confirmations and account statements
●	Process year-end shareholder tax reporting
●	Perform required AML and CIP services
●	FAN Web & SS&C Portal
●	Work directly with DTCC to establish MFPSII service
-	Initial setup of all fund classes, fund portfolios, and individual CUSIPs in the MFSPII Database, including fund information, minimums, fees, expenses, loads (if applicable), fund type, dividend information, blue sky eligibility, LOI rules, CDSC setup, etc.
-	Monitor all prospectus updates to ensure ongoing accuracy with above items
-	Setup of new funds/classes/CUSIPs that are launched by a fund and updating of above items
-	Fielding questions from broker/dealers
-	Ongoing accuracy review
-	Direct contact with DTCC on any escalated issues

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